FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-82063

PROSPECTUS SUPPLEMENT No. 3
(To Prospectus dated July 13, 1999)
DATED FEBRUARY 7, 2002

14,106,443 Common Shares
1,400,000 Shares of 8.00% Series F Cumulative Redeemable Preference Shares
2,600,000 Shares of 8.625% Series H Cumulative Redeemable Preference Shares

        This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership (formerly known as Duke-Weeks Realty Limited Partnership), if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated July 13, 1999, prospectus supplement No. 1 dated October 15, 2001 and prospectus supplement No.2 dated January 11, 2002, all of which are to be delivered with this prospectus supplement.

        The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
Estate of Marie Antoinette Robertson (1)	186,643
Amy R. Ehrman (2)	46,641
Roland G. Robertson (3)	46,641
Weeks Investments LLC (4)	1,750,545

(1)
The units pursuant to which 165,708 of the shares may be issued were acquired by a transfer from Perimeter Park West Associates L.P. to the named entity.

(2)
The units pursuant to which 38,905 of the shares may be issued were acquired by a transfer from Perimeter Park West Associates L.P. to the named individual.

(3)
The units pursuant to which 38,905 of the shares may be issued were acquired by a transfer from Perimeter Park West Associates L.P. to the named individual.

(4)
The units pursuant to which these shares may be issued are pledged to SunTrust Bank who may also be selling shareholder with respect to such shares.